UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 20, 2006

SmarTire Systems Inc.
(Exact name of registration as specified in its charter)

Yukon Territory, Canada	0-24209	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

#150 - 13151 Vanier Place Richmond, British Columbia, Canada	V6V 2J1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 276-9884

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Effective as of October 20, 2006, Mr. Leif Pedersen resigned as our President and Chief Executive Officer. We are currently negotiating the terms of a contract with Mr. Pedersen related to his former position as our President and Chief Executive Officer and will disclose such terms after finalization of the contract.

Effective as of October 20, 2006, Mr. David Warkentin was appointed as our new President and Chief Executive Officer. On October 20, 2006, we entered into a new management agreement with him and terminated his agreement entered into on August 8, 2005. On August 8, 2005, we entered into a management agreement with Mr. Warkentin appointing him as our Vice President of Sales and Marketing. During 2004 and 2005, Mr. Warkentin was the Vice President Sales of Intrinsyc Software, a company that provides engineering services to wireless mobile device makers as well as licensable software for the wireless telephone handset market. From 2000 until 2004, Mr. Warkentin was the Director of Sales for Silent Witness Enterprises, a company that manufactures security cameras and digital video recorders targeted to the financial, educational and corrections markets. Also during 2000, Mr. Warkentin was the North American Sales Manager for Digital Dispatch Systems, and was responsible for a sales team selling mobile dispatch hardware and software solutions directly to end-users.

Mr. Warkentin’s new management agreement, dated as of October 20, 2006, calls for payment of a base salary of CDN$210,000 (approximately U.S. $187,500) per annum subject to increase from time to time plus a commission on sales during our first quarter sales ended October 31, 2006.

In the event of Mr. Warkentin’s termination for any reason other than for just cause after twelve months after the effective date of the management agreement, but within twenty-four months of the effective date of the management agreement, we must either continue to pay Mr. Warkentin’s salary and provide the benefits until nine months from the date of termination or pay nine months’ salary in lieu of notice. In the event of termination for any reason other than for just cause twenty-four months after the effective date of the management agreement, we must either continue to pay Mr. Warkentin’s salary and provide the benefits until twelve months from the date of termination or pay twelve months’ salary in lieu of notice. Any stock options that have been granted but that have not yet vested shall immediately terminate, and vested options may be exercised for a period of 30 days only after the final payment.

Notwithstanding anything else in the management agreement, in the event that Mr. Warkentin’s employment is terminated within eighteen months of an acquisition, a hostile takeover or a merger and the termination is without cause, we must either continue to pay the salary under the management agreement and provide benefits until the termination date or pay upon termination an amount equal to the salary payable to the termination date in lieu of notice. Any stock options that have been granted but that have not yet vested shall immediately vest at the date of the final payment of termination amounts, and may be exercised for a period of 30 days only after the final payment.

Mr. Warkentin currently has 3,600,000 stock options of which 1,000,000 have vested. Two million of his options are convertible at $0.116 per share and 1,600,000 options are convertible at $0.10 per share. Two million of such options were granted under our 2004 non-US stock option plan, and 1,600,000 of such options were granted under our 2005 non-US stock option plan. Generally under such plans, options vest over a two year period, with 50% vesting on the first anniversary of the grant and the remaining 50% vesting on the second anniversary of the grant.

A copy of the press release issued October 23, 2006 announcing this development is attached to this Form 8-K as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit Number  Description

10.1      Management Agreement, dated October 20, 2006, between David Warkentin and SmarTire Systems Inc.

99.1      Press release issued October 23, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SMARTIRE SYSTEMS INC.

Date: October 26, 2006                      By: /s/ Jeff Finkelstein
Jeff Finkelstein
Chief Financial Officer